Exhibit 7.3
Dated as of February 1, 2007

BELL CANADA
and
BCE INC.
and
CIBC MELLON TRUST COMPANY —
COMPAGNIE TRUST CIBC MELLON
Trustee
SECOND SUPPLEMENTAL
TRUST INDENTURE

SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE made as of February 1, 2007.

BETWEEN:	BELL CANADA, a corporation incorporated under the laws of Canada

(the “Corporation”)

— and —

BCE INC., a corporation incorporated under the laws of Canada

(the “Guarantor”)

— and —

CIBC Mellon Trust Corporation, a corporation governed by the Trust and Loan Companies Act (Canada)

(the “Trustee”)
RECITALS:
A.	The Corporation currently has Securities, Series M2, M3, M7, M10, M11, M12, M13, M14, M16, M17, M18, M19 (the “Subject Debentures”), issued and outstanding pursuant to a trust indenture between the Corporation and the Trustee dated as of November 28, 1997, as from time to time supplemented, modified or changed (the “Original Trust Indenture”);

B.	The Guarantor directly and indirectly owns 100% of the issued and outstanding shares in the capital of the Corporation;

C.	It is in the best interest of the Corporation and the Guarantor that the Guarantor provides the Trustee with a guarantee in connection with the Corporation’s payment obligations to the Trustee and to the Debentureholders rateably under: (i) the Subject Debentures and the Original Trust Indenture, and (ii) unless a supplemental trust indenture creating and establishing the terms of any subsequent series of Debentures provides otherwise, each Debenture of any series hereinafter issued in accordance with the terms of the Original Trust Indenture (collectively and individually referred to herein as the “Guaranteed Obligations”);

D.	Section 8.01 of the Original Trust Indenture provides, among other things, that the Corporation, when authorized by a Certified Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Original Trust Indenture, in form satisfactory to the Trustee, for the purpose of, inter alia, benefiting the Holders of the Securities to provide for any security for or guarantee of the Securities, or for any other purpose not inconsistent with the terms of the Original Trust Indenture, provided that, in the opinion of the Trustee, the rights of the Trustee or of the Holders of the Securities are not adversely affected in any material respects.

E.	All necessary matters and things have been done and performed by the Corporation and the Guarantor to authorize the execution and delivery of this Second Supplemental Trust Indenture and to make this Second Supplemental Trust Indenture legal, valid and binding upon the Corporation and the Guarantor subject to the terms of the Original Trust Indenture and this Second Supplemental Indenture; and

F.	The foregoing recitals are made as representations and statements of fact by the Corporation or the Guarantor, as the case may be, and not by the Trustee.
     NOW THEREFORE THIS SECOND SUPPLEMENTAL TRUST INDENTURE WITNESSETH that for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Guarantor covenants, acknowledges, represents and warrants in connection with the Guaranteed Obligations in favour of the Trustee and the Debentureholders rateably, and it is hereby agreed and declared by all parties to this Second Supplemental Trust Indenture, as follows:
ARTICLE 1
Indenture Supplemental
to the Original Trust Indenture
1.1	Part of Original Trust Indenture — This Second Supplemental Trust Indenture is declared to be supplemental to the Original Trust Indenture and is to form part of and shall have the same effect as though incorporated in the Original Trust Indenture. The Original Trust Indenture is a part of these presents and is by this reference included herein with the same effect as though at length set forth herein.

1.2	Definition — In this Second Supplemental Trust Indenture, “Term” means the period beginning on the date hereof and ending on the date of the full payment and performance by either the Corporation or the Guarantor of all of the Guaranteed Obligations.

1.3	Capitalized Terms — All capitalized terms contained in this Second Supplemental Trust Indenture (including the Recitals hereto) unless otherwise defined herein, shall, for all purposes hereof, have their respective meanings as set out in the Original Trust Indenture, unless expressly stated otherwise or the context otherwise requires.
ARTICLE 2
Guarantee
2.1	Guarantee — The Guarantor hereby solidarily guarantees in favour of the Trustee and each of the Debentureholders the full and timely payment when due, whether at stated maturity, by required payment, acceleration, declaration, demand or otherwise of all of the Guaranteed Obligations (the “Guarantee”);

2.2	Guarantee Unconditional — This Guarantee shall not be impaired by any modification, supplement, extension or amendment of any contract or agreement to which the parties thereto may hereafter agree, nor by any modification, release or other alteration of any of the Guaranteed Obligations or of any security therefore to which the parties thereto may hereafter agree, nor by any agreements or arrangements whatever with the Corporation or anyone else. The liability of the Guarantor hereunder is direct and unconditional and may be enforced without requiring the Trustee first to resort to any other right or security. The obligation of the Guarantor hereunder shall be irrevocable and unconditional irrespective of, shall not be affected or limited by, and shall not be subject to any defense, set-off, counterclaim or termination by reason of: (i) the legality, genuineness, validity, regularity or enforceability of this Guarantee or the liabilities of the Corporation guaranteed hereby; (ii) any provision of applicable law or regulation prohibiting the payment by the Corporation of the Guaranteed Obligations; or (iii) any other fact or circumstance which might otherwise constitute a defense to a guarantee including without limitation, the failure by the Trustee to perfect or continue the perfection of any security interest securing all or any part of the Guaranteed Obligations, the invalidity or unenforceability of any of the Guaranteed Obligations, or the release of any party guaranteeing all or a portion of the Guaranteed Obligations. The Guarantor confirms that in executing and delivering this Guarantee it has not relied on any representation, warranty or other statement or agreement by the Trustee. All recourses of the Trustee hereunder shall be exercised in accordance with its powers under the Original Trust Indenture.

2.3	Subrogation — The Guarantor shall have no right of subrogation, reimbursement or indemnity whatsoever against the Corporation, nor any right of recourse to security for the Guaranteed Obligations, unless and until all Guaranteed Obligations have been finally and irrevocably paid in full.

2.4	Continuing Guarantee — This Guarantee is, as to the Guarantor, a continuing Guarantee which shall remain effective during the Term. During the Term, nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full payment and performance by either of the Corporation or the Guarantor of all of the Guaranteed Obligations. The obligations of the Guarantor under this Guarantee shall expire and be of no further force and effect, and, subject to Section 2.5, this Guarantee shall terminate, at the end of the Term.

2.5	Preferences — If any amount received by the Trustee from the Corporation in respect of the Guaranteed Obligations is thereafter returned by the Trustee, or its successors or assigns, to the Corporation, or to any trustee or receiver for the Corporation, whether by reason of the Corporation’s bankruptcy or otherwise, such amount shall, for purposes of the Guarantee, be deemed not to have been received by the Trustee, and the Guarantee shall be reinstated as to such amount.

2.6	Waivers — The Guarantor waives notice of acceptance hereof, presentment and protest of any instrument and notice thereof.

ARTICLE 3
Confirmation
3.1	Original Trust Indenture — The Corporation and Trustee hereby acknowledge and confirm that, except as specifically supplemented, modified or changed by the provisions of this Second Supplemental Trust Indenture, all of the terms and conditions contained in the Original Trust Indenture (as previously supplemented, modified or changed) are and shall remain in force and effect, unamended, in accordance with the provisions thereof. The matters provided for in this Second Supplemental Trust Indenture shall not prejudice any act or thing done prior to the date hereof and do not constitute novation.

3.2	Waiver, Modification — No provision of the Guarantee herein: (a) may be waived, except by an instrument in writing signed by the parties hereto; and (b) may be supplemented, modified or changed, except by supplemental trust indenture duly executed and delivered pursuant to Section 8.01(8) of the Original Trust Indenture signed by the parties hereto.

3.3	Successors and Assigns — The Guarantee as set forth in this Second Supplemental Trust Indenture and the rights and obligations associated therewith shall be binding upon the Guarantor and its successors and permitted assigns and shall enure to the benefit of Trustee and its successors and permitted assigns.

3.4	Applicable Law — This Second Supplemental Trust Indenture, including the Guarantee as set forth in herein, all acts and transactions hereunder, and the rights and obligations of the parties hereto, shall be governed, construed and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.
ARTICLE 4
Notices
4.1	Any notice to be given to the Guarantor in connection with this Second Supplemental Trust Indenture shall be provided in the manner provided in Article Twelve of the Original Trust Indenture at the address hereinafter mentioned:

BCE Inc.
1000, rue de La Gauchetière West
Suite 4100
Montreal, Québec
H3B 5H8

Facsimile: (514) 391-3768
Attention: Assistant General Counsel — Compliance
ARTICLE 5
Execution
5.1	Counterparts and Formal Date — This Second Supplemental Trust Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first written hereinabove.
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     IN WITNESS WHEREOF the parties hereto have declared that they have required that these presents be in the English language and have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

BELL CANADA
By:	/s/ Michael Boychuk
	Name:	Michael Boychuk
	Title:	Senior Vice-President and Treasurer

By:
Name:
Title:

BCE INC.
By:	/s/ Michael Boychuk
	Name:	Michael Boychuk
	Title:	Senior Vice-President and Treasurer

By:
Name:
Title:

CIBC MELLON TRUST COMPANY
By:	/s/ Ernestine Reinhold
	Name:	Ernestine Reinhold
	Title:	Manager, Corporate Trust

By:	/s/ Pierre Tremblay
	Name:	Pierre Tremblay
	Title:	Assistant Manager, Corporate Trust